Exhibit 3.42

US LEC OF VIRGINIA L.L.C.

A Delaware Limited Liability Company

OPERATING AGREEMENT

OPERATING AGREEMENT

OF

US LEC OF VIRGINIA L.L.C.

A Delaware Limited Liability Company

THIS OPERATING AGREEMENT, is made and entered into effective as of the 6th day of February, 1997, by and among US LEC L.L.C., a Delaware limited liability company with its headquarters located in Charlotte, North Carolina (“US LEC”), RICHARD T. AAB, a resident of Pittsford, New York (“Aab”), and TANSUKH V. GANATRA, a resident of Charlotte, North Carolina (“Ganatra”); US LEC, Aab and Ganatra are referred to collectively as the “Members.”

ARTICLE I

DEFINITIONS AND GLOSSARY OF TERMS

“Act” shall mean the Delaware Limited Liability Company Act set forth at Del. Code Title 6, .§§l8-101 et seq.

“Adjusted Capital Account Deficit” shall mean with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such holder is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section l.704-l(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Agreement” shall mean this Operating Agreement as amended from time to time.

“Certificate” shall mean the certificate of formation, together with any amendments thereto, required to be filed by the Company pursuant to the Act.

“Available Cash Flow” shall mean cash available to the Company as a result of the operations of the Company after (a) payment of all expenses, costs, amortization of indebtedness of the Company, (b) acquisition of investments or other capital assets as may be approved by the Board of Managers, and (c) the establishment of reasonable reserves by the Board of Managers for working capital, debt service, contingencies, investments, and replacements.

“Capital Account” shall mean with respect to each Member a financial and tax accounting account maintained and adjusted in accordance with the Treasury Regulations promulgated under Section 704 of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law and any final treasury regulations, revenue rulings, and revenue procedures thereunder or under any predecessor federal revenue law.

“Company” shall refer to the limited liability company created under this Agreement and the Certificate.

“Company Minimum Gain” shall mean “partnership minimum gain” as set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Distributions” shall mean distributions of cash or other property made by the Company to the Members from any source.

“Income” shall mean the net income (including tax exempt income) of the Company or any separately allocable item thereof.

“Interest” shall mean all of the rights created under this Agreement or under the Act of each Member with respect to the Company and the Company’s assets and property, and, unless the context indicates otherwise, shall refer to interests represented by Voting Units and Non-Voting Units collectively.

“Losses” shall mean the net loss of the Company or any separately allocable deduction, including expenditures of the Company not deductible in computing its taxable income and expenditures not properly chargeable to a capital account.

“Manager” shall mean any person or entity that becomes a manager in accordance with the terms of this Agreement.

“Member Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i) of the Regulations.

“Member Nonrecourse Debt” shall mean “partnership nonrecourse debt” as set forth in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Deductions” shall mean “partnership nonrecourse deductions” as set forth in Section 1.704-2(i)(2) of the Regulations. The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Company fiscal year equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that fiscal year over the aggregate amount of any distributions during that fiscal year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(2) of the Regulations.

“Members” shall mean collectively (and “Member” shall refer individually to) the persons and entities signatory to this Agreement, their successors and assigns, and those additional persons and entities hereafter admitted to membership in the Company in accordance with this Agreement. Unless the context indicates otherwise, “Members” and “Member” shall refer to Voting and NonVoting Members.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b) and 2(c) of the Regulations. The amount of Nonrecourse Deductions for a Company fiscal year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Section 1.704-2(c) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Non-Voting Member” means a Member holding only Non-Voting Units.

“Non-Voting Units” and “Voting Units” shall have the meanings given to such terms in Section 3.2 hereof.

“Unit” means an interest in the Company described in Article III. Unless otherwise specifically set forth herein, the term “Unit” includes Voting Units and Non-Voting Units.

“Voting Member” means a Member holding one or more Voting Units.

Certain other capitalized terms not defined above shall have the meanings given such terms in the Agreement.

ARTICLE II

FORMATION; NAME; PURPOSES; OFFICE; TERM

SECTION 2.1 Company Formation. The Company shall be formed as a limited liability company under and pursuant to the Act. The Managers shall file or authorize the filing of the Certificate and all other such instruments or documents and shall do or cause to be done all such filing, recording, or other acts, as may be necessary or appropriate from time to time to comply with the requirements of law for the formation and/or operation of a limited liability company in the State of Delaware. The Managers may also direct that the Company be registered or qualified to do business in other jurisdictions.

SECTION 2.2 Name of Company. The name of the Company shall be US LEC of Virginia L.L.C.

SECTION 2.3 Purposes. The purposes of the Company are as follows:

(a) To establish and conduct for the benefit of the Members a business engaged in the provision of local exchange, exchange access, intrastate long distance and other telecommunications services to residential and business customers located in the State of Virginia.

(b) To do all things reasonably incidental to the purposes described in subsection (a); and

(c) All such other purposes to which all of the Managers may consent.

The Company may execute, deliver and perform all contracts and other undertakings and engage in all activities and transactions as may in the opinion of the Managers be necessary or advisable to carry out the foregoing objects and purposes.

SECTION 2.4 Registered Office and Agent. The registered office of the Company in the State of Delaware shall be maintained at 1209 Orange Street, Wilmington, Delaware 19801, or at such a place in the State of Delaware as the Board of Managers shall designate. The initial registered agent at such address shall be The Corporation Trust Company.

SECTION 2.5 Commencement and Term. The Company shall commence upon the filing of the Articles with the office of the Secretary of State of the State of Delaware, as required by Section 2.1 hereof, and shall continue until December 31, 2097 unless sooner terminated as provided herein.

ARTICLE III

CAPITALIZATION, UNITS, LIMITED LIABILITY OF MEMBERS,

CAPITAL ACCOUNTS, RETURN OF CAPITAL AND INTEREST ON CAPITAL

SECTION 3.1 Initial Contributions. The Members, upon the execution of this Agreement, shall make the following contributions to the Company:

US LEC	$9,900.00
Aab	$75.00
Ganatra	$25.00

SECTION 3.2 Company Units of Interest: Members. There shall be two types of Units of membership Interest in the Company: Voting Units and Non-voting Units. In return for the contributions set forth above, the Members will receive the number and type of Units set forth on Exhibit A, attached hereto and made a part hereof The respective rights of the holders of Voting Units and the holders of Non-Voting Units with respect to voting and management of the Company shall be as set forth in Article IV hereof. The Managers may, but are not obligated to, cause the Company to issue certificates evidencing ownership of Voting Units, Non-Voting Units, or both.

SECTION 3.3 Additional Members. Subject to compliance with Articles IV and VIII hereof, the Managers may admit additional Members and issue additional Units therefor from time to time upon terms and conditions approved by the Managers. In the event additional Members are admitted to the Company in accordance with the terms and conditions of this Agreement, the Managers shall cause to be prepared and retained with the Company records an amended Exhibit A setting forth the Members and the number and type of Units held by each Member.

SECTION 3.4 Limited Liability of Members. No Member shall have any personal liability for any debts or losses of the Company beyond such Member’s Units, except as provided by law or by other agreement. No Member shall be liable, responsible or accountable in damages or otherwise to the Company or any other Member for any acts performed in good faith and reasonably believed by the Member to be within the scope of this Agreement, unless such act or failure to act is attributable to gross negligence, malfeasance, fraud or breach of a provision of this Agreement. No Member shall be personally liable to restore any Adjusted Capital Account Deficit. No Member shall be liable for any debts or losses of capital or profits of the Company or be required to contribute or lend funds to the Company. The Company (but not any Member) shall indemnify and hold harmless each Member for any loss, damage, liability, cost or expense (including reasonable attorneys’ fees) arising out of any act or failure to act by the Member, if such act or failure to act is in good faith reasonably believed by the Member to be within the scope of this Agreement and is not attributable to gross negligence, malfeasance, fraud or breach of a provision of this Agreement. This indemnification shall not extend to the income tax consequences resulting to a Member from his, her or its participation in the Company.

SECTION 3.5 Maintenance of Capital Accounts: Withdrawals: Additional Contributions: Interest. Individual Capital Accounts shall be maintained for each of the Members. No Member shall be entitled to withdraw any part of such Member’s Capital Account or to receive any Distribution or to make any capital contribution except as expressly provided herein. No Member shall be entitled to receive any interest on such Member’s contributions to the capital of the Company or with respect to such Member’s Capital Account except as expressly provided herein.

SECTION 3.6 Additional Employee Members. Subject to compliance with Articles IV and VIII hereof, the Managers may make Non-Voting Units available to employees of the Company as an incentive to their continued employment, to boost morale and/or to provide an incentive for continued or improved performance. Unless otherwise unanimously agreed by the Managers, the Company may make such Non-Voting Units available to employees and do so on such terms and conditions as the Managers may from time to time determine. Unless otherwise unanimously agreed by the Managers, the Non-Voting Units issued to employees pursuant to this Section 3.6 will be subject to the following terms and conditions:

(a) capital contributions to the Company in respect of such Non-Voting Units and will not receive any initial credit to his Capital Account, it being the intent of the parties that the Interests evidenced by such Non-Voting Units be “profits interests” and not “capital interests” within the meaning of the federal income tax laws and regulations.

(b) In the event the recipient employee resigns from the employ of the Company within three (3) years after the issuance of Non-Voting Units to such employee, the Company shall have the right to purchase all such Non-Voting Units issued to the employee for a price of $1.00 per Non-Voting Unit.

(c) In the event the recipient employee is discharged from the employ of the Company for cause within three (3) years after the issuance of Non-Voting Units to such employee, the employee shall forfeit all right, title and interest in and to all such NonVoting Units, effective as of the date of discharge. “Cause” for this purpose shall mean, in addition to the breach by the employee of any of the terms or conditions of this Agreement, any of the following, as determined in good faith by the Board of Managers of the Company:

(i) Dishonesty, fraud or repeated failure to abide by any reasonable rule or regulation governing the transaction of the business of the Company as the Board of Managers of the Company may from time to time reasonably adopt or approve (after written notice of same to the employee);

(ii) willful or persistent inattention to duties and/or acts amounting to gross negligence or willful misconduct;

(iii) misappropriation of funds, assets or company opportunities for personal gain or in violation of any law, judgment, decree or order of any government authority; or

(iv) the conviction of the employee of fraud, any felony, any misdemeanor of moral turpitude, or his plea of guilty or no contest to any such charge or any other act which adversely impacts the name or reputation of the Company.

(d) Except as set forth in subsections (b) and (c) above, upon the occurrence of any event described in Section 8.7(b) with respect to a recipient employee, the provisions of Section 8.7(b) shall apply.

ARTICLE IV

MANAGEMENT OF THE COMPANY

SECTION 4.1 Management; Identification of Company in Contracts. The management of the Company shall be vested in a Board of Managers. In all contracts, agreements and undertakings of the Company, the Company shall be identified as a limited liability company.

SECTION 4.2 Number, Tenure and Qualifications of Managers. The Company shall have a Board of Managers consisting of at least two (2) Managers. The number of Managers may be changed from time to time by the Voting Members acting by unanimous vote. Managers may be removed and shall be elected only by the unanimous vote of the Voting Members. Each Manager shall hold office until his or her successor shall have been duly appointed by the Voting Members. Managers need not be residents of the State of Delaware or Members of the Company. The initial Board of Managers shall be as follows:

Richard T. Aab

Tansukh V. Ganatra

SECTION 4.3 Exclusive Control of Managers. Subject to the terms and provisions of this Agreement, the Managers shall have exclusive management and control of the affairs of the Company and shall have the power and authority to do all things necessary or appropriate to carry out the purposes of the Company. Except as otherwise specifically provided herein, any action which requires the consent, vote or action of the Board of Managers as a whole shall be undertaken upon the affirmative vote or approval of a majority of the Managers.

SECTION 4.4 Duties of Managers. The Managers will diligently and faithfully devote such time to the management, supervision, and administration of the business and operations of the Company as may be required to carry out the purposes of the Company in accordance with applicable law. As described in Section 4.5 below, the Managers may appoint officers to assist them in their management of the Company.

SECTION 4.5 Officers. The Company may also have the following officers, who shall be appointed by the Managers, and who shall report to and be responsible to the Managers:

(a) Chairman. The Chairman shall be the chief executive officer of the Company and, as such, shall, subject to the control of the Managers, supervise the management of the Company. The Chairman shall chair all meetings of the Managers or the Members unless otherwise directed by the Managers or the Members, as the case may be. Except as otherwise provided in this Agreement, the Chairman shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Managers from time to time. Any action required of or contemplated to be taken by the Managers under this Agreement may be taken by the Chairman unless (i) this Agreement specifically requires the vote or approval of some or all of the Voting Members or the Managers; (ii) the Voting Members or the Managers, by resolution or otherwise, have restricted the Chairman’s authority to act for the Company in such matter; or (iii) the action is outside the ordinary course of the business of the Company or outside the purposes of the Company as set forth in Section 2.3. Until the earliest of his removal by the Managers or his resignation or retirement, Richard T. Aab shall be Chairman of the Company.

(b) President. The President shall be the chief operating officer of the Company and, as such, shall, subject to the control of the Managers and the Chairman, supervise the day-to-day management and operations of the Company. Except as otherwise provided in this Agreement, the President shall perform all duties incident to the office of chief operating officer and such other duties as may be prescribed by the Managers or the Chairman from time to time. Any action required of or contemplated to be taken by the Managers or the Chairman under this Agreement may be taken by the President unless (i) this Agreement specifically requires the vote or approval of some or all of the Voting Members or the Managers; (ii) the Voting Members or the Managers, by resolution or otherwise, have restricted the President’s authority to act for the Company in such matter; or (iii) the action is outside the ordinary course of the business of the Company or outside the purposes of the Company as set forth in Section 2.3. Until the earliest of his removal by the Managers or his resignation or retirement, Tansukh V. Ganatra shall be President of the Company.

(c) Vice Presidents. In the absence of the President or in the event of his or her death, inability or refusal to act, the Vice Presidents, unless otherwise determined by the Managers, the Chairman or the President, shall perform the duties of President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties as may from time to time be assigned to him or her by the President, the Chairman or the Managers. The Company may have any number of Vice Presidents and may designate executive, senior and assistant Vice Presidents.

(d) Secretary. The Secretary shall: (a) Attend meetings of the Members and Managers, keep the minutes of such meetings and perform like duties for any committees thereof when required; (b) see that all notices are duly given in accordance with this Agreement or as required by law; (c) be custodian of the Company records and maintain a record of the Members of the Company and any transferees (whether or not admitted to membership); (d) in general perform all of the duties incident to the office of secretary; and perform such other duties as may from time to time be assigned to him or her by the President, the Chairman or the Managers. The Company may have any number of Assistant Secretaries who shall perform the functions of the Secretary in the Secretary’s absence or inability or refusal to act. Until the earliest of his removal by the Managers or his resignation or retirement, Tansukh V. Ganatra shall be Secretary of the Company.

(e) Treasurer and Chief Financial Officer. The Treasurer and Chief Financial Officer shall: (a) Have custody of and be responsible for all funds and securities of the Company; (b) receive and give receipts for money due and payable to the Company, and deposit such moneys in the name of the Company in such depositories as shall be selected in accordance with this Agreement; (c) in general perform all of the duties incident to the office of treasurer and chief financial officer; and perform such other duties as may from time to time be assigned to him or her by the President, the Chairman or the Managers. The Company may have any number of Assistant Treasurers who shall perform the functions of the Treasurer in the Treasurer’s absence or inability or refusal to act. Until the earliest of his removal by the Managers or his resignation or retirement, Richard T. Aab shall be Treasurer and Chief Financial Officer of the Company.

SECTION 4.6 Managers to Act in Best Interests of Company. In carrying out their duties and exercising their powers hereunder, the Managers shall exercise reasonable skill and care and use their best judgment and shall act at all times in what they deem to be the best interests of the Company and, in the case of any conflict between the best interests of the Managers and the best interests of the Company, the Managers shall not, any other provisions hereof to the contrary notwithstanding, act in a manner inconsistent with the best interests of the Company or inconsistent with this Agreement. Further, subject to the preceding sentence, the Managers shall not be liable, responsible or accountable in damages or otherwise to the Company or any Member for any acts performed or omitted by them in good faith and within the scope of this Agreement. More specifically, but without limiting the generality of the preceding sentence, the Managers shall not be liable for good faith mistakes of judgment or for losses due to such mistakes or the good faith mistakes of judgment or losses due to such mistakes of any officer, employee, broker or other agent of the Company. Each Manager shall, however, be liable for his, her or its actions to the extent they are attributable to a breach of any fiduciary duty imposed upon a Manager by applicable law or to his or her gross negligence, willful misconduct and(or) fraud, including, without limitation, such breach, gross negligence, willful misconduct or fraud as may be occasioned by or related to the abuse of drugs or alcohol.

SECTION 4.7 Indemnification of Managers. The Company hereby agrees to indemnify and hold harmless the Managers and each of them from any and all loss, damage, liability, or expense incurred by any or all of them at any time by reason of or arising out of any act performed by them or any of them on behalf of the Company or in furtherance of the interest of the Company, except for liability for a breach of any fiduciary duty imposed on the Manager by applicable law or for his or her gross negligence, willful misconduct, and/or fraud; provided, that the satisfaction of any indemnification and any holding harmless shall be from and limited to Company assets and no Member shall have any personal liability on account thereof.

SECTION 4.8 No Management by Members and Assignees. No Member or assignee shall take part in the management, operation or control of the business and affairs of the Company as a result of his or her status as a Member, except as otherwise expressly provided herein. The Members and assignees shall not have any right, power, or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. The Members and assignees shall have no rights other than those specifically provided herein or granted by law where consistent with a valid provision hereof. Any Member who takes any action to or binds the Company in violation of this Article IV shall be solely responsible (without a right to indemnification or contribution from the Company or any other Member or any Manager) for any loss or expense incurred by the Company as a result of such action and shall indemnify and hold the Company harmless with respect to any and all such losses or expenses.

SECTION 4.9 Voting Rights of Members.

(a) Members holding Voting Units shall have voting rights with respect to any or all matters which must or may be approved by the Members under this Agreement or the Act. Each such Voting Member shall be entitled to cast that number of votes equal to the number of Voting Units held by such Member. For all purposes, when any matter requires the approval, vote or consent (or any other similar term) of a majority of the Members, such majority shall be determined with respect to the number of Voting Units held by such Members and not to the number of such Members.

(b) Notwithstanding anything to the contrary in this Agreement or the Act (to the extent permitted by the Act), and in addition to the provisions of Section 4.8 hereof, for all purposes of this Agreement, Non-Voting Units shall carry no voting rights with respect to any issue, matter or event or have any right of approval or consent with respect to any issue, matter or event which must or may be considered by the Members. Furthermore, Non-Voting Units shall not be considered for any purposes related to voting, approval or consent of the Members or the Interests under this Agreement or the Act including, without limitation, determinations of notice, majority vote, unanimous vote or quorums of Members or Interests. Except as provided in this Section 4.9, Non-Voting Units shall entitle such the holders thereof to the same rights and privileges to which a Voting Member is entitled as a result of the ownership of Units of Interest in the Company, whether such rights or privileges arise under this Agreement or the Act.

SECTION 4.10 Maintenance of Tax Status. The Members shall use their best efforts and take all appropriate action to cause the Company to be classified, for federal income tax purposes, as a partnership and to maintain the Company’s valid existence as a partnership for tax purposes.

SECTION 4.11 Other Business of Members and Managers. Unless otherwise restricted by the terms of Article XI hereof, any Member or Manager may engage independently or with others in other business ventures of any kind, render advice or services of any kind to other investors or ventures, or make or manage other investments or ventures. Except as otherwise provided in Article XI hereof, neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper under this Agreement. Nothing herein shall be deemed to negate or modify any separate agreement among the Members and the Company, or any of them, with respect to restrictions on competition.

ARTICLE V

ALLOCATIONS

SECTION 5.1 Allocation of Income and Losses. Income and Losses for each calendar year, or fraction thereof, as the case may be, shall be allocated to the Members (and for purposes of Articles V and VI, the term “Member” shall include a transferee of one or more Units whether or not such transferee has been admitted to membership in the Company) as follows:

(a) Income. After giving effect to the special allocations set forth in Sections 5.2, 5.3 and 5.4 hereof, Income for each calendar year, or fraction thereof, shall be allocated to the Members in the following order and priority:

(i) First, to the Members in the amounts and proportions necessary to offset any Losses previously allocated pursuant to Section 5.1(b) hereof;

(ii) Second, to the Members in accordance with their ownership of Units.

(b) Losses. After giving effect to the special allocations set forth in Sections 5.2, 5.3 and 5.4 hereof, Losses for each calendar year, or fraction thereof, shall be allocated in the following order and priority:

(i) Except as provided in Sections 5.1(b)(ii) hereof, Losses shall be allocated to the Members in accordance with their ownership of Units.

(ii) The Losses allocated pursuant to Section 5.1(b)(i) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.1(b)(i), the limitation set forth in this Section 5.1(b)(ii) shall be applied on a Member by Member basis so as to allocate the maximum permissible Loss to each Member under Section l.704-l(b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitation set forth in this Section 5.1(b)(ii) shall be allocated to the Members in accordance with their ownership of Units.

SECTION 5.2 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the greater of (i) the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g), that is allocable to the disposition of Company property subject to Nonrecourse Liabilities, determined in accordance with Regulations Section 1.704-2(f), or (ii) if such Member would otherwise have an Adjusted Capital Account Deficit at the end of such year, an amount sufficient to eliminate such Adjusted Capital Account Deficit. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Regulations. This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. To the extent permitted by such Section of the Regulations and for purposes of this Section 5.2(a) only, each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Article V with respect to such fiscal year and without regard to any net decrease in Member Minimum Gain during such fiscal year.

(b) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article V except Section 5.2(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the greater of (i) the portion of such Member’s share of the net decrease in Company Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4), or (ii) if such Member would otherwise have an Adjusted Capital Account Deficit at the end of such year, an amount sufficient to eliminate such Adjusted Capital Account Deficit. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Regulations. This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 5.2(b), each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Article V with respect to such fiscal year, other than allocations pursuant to Section 5.2(a) hereof.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.2(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(c) were not in the Agreement.

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company fiscal year that is in excess of the sum of (i) the amount such Member is obligated to restore, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(d) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.2(c) hereof and this Section 5.2(d) were not in the Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Members in accordance with their ownership of Units.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(g) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

SECTION 5.3 Curative Allocations.

(a) The “Regulatory Allocations” consist of the “Basic Regulatory Allocations,” as defined in Section 5.3(b) hereof, the “Nonrecourse Regulatory Allocations,” as defined in Section 5.3(c) hereof, and the “Member Nonrecourse Regulatory Allocations,” as defined in Section 5.3(d) hereof.

(b) The “Basic Regulatory Allocations” consist of (i) allocations pursuant to the last sentence of Section 5.1(b)(ii) hereof, and (ii) allocations pursuant to Sections 5.2(c), 5.2(d), and 5.2(g) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Basic Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Basic Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Basic Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this Section 5.3(b) shall only be made with respect to allocations pursuant to Section 5.2(g) hereof to the extent the Board of Managers reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the parties to this Agreement.

(c) The “Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Sections 5.2(a) and 5.2(e) hereof Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Nonrecourse Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence (i) no allocations pursuant to this Section 5.3(c) shall be made prior to the Company fiscal year during which there is a net decrease in Company Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Company Minimum Gain, and (ii) allocations pursuant to this Section 5.3(c) shall be deferred with respect to allocations pursuant to Section 5.2(e) hereof to the extent the Board of Managers reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to Section 5.2(a) hereof.

(d) The “Member Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Sections 5.2(b) and 5.2(f) hereof Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Member Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Member Nonrecourse Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Member Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence (i) no allocations pursuant to this Section 5.3(d) shall be made with respect to allocations pursuant to Section 5.2(f) relating to a particular Member Nonrecourse Debt prior to the Company fiscal year during which there is a net decrease in Company Minimum Gain attributable to such Member

Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Member Minimum Gain, and (ii) allocations pursuant to this Section 5.3(d) shall be deferred with respect to allocations pursuant to Section 5.2(f) hereof relating to a particular Member Nonrecourse Debt to the extent the Board of Managers reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to Section 5.2(b) hereof.

(e) The Board of Managers shall have reasonable discretion, with respect to each Company fiscal year, to (i) apply the provisions of Sections 5.3(b), 5.3(c), and 5.3(d) hereof in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and (ii) divide all allocations pursuant to Sections 5.3(b), 5.3(c), and 5.3(d) hereof among the Members in a manner that is likely to minimize such economic distortions.

(f) Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of a Company interest by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

SECTION 5.4 Overriding Allocations for Contributed Property. In the event of a contribution of property other than cash to the Company, income, gain, loss and deduction with respect to such contributed property shall be shared among the Members for tax purposes so as to take account of the variation between the basis of the property to the Company and its fair market value at the time of contribution in accordance with Section 704(c) of the Code.

SECTION 5.5 Varying Interest in Company. Allocations to any Member whose ownership of Units changes during a Company fiscal year or to any Member who is a Member for less than a fill Company fiscal year shall be made in accordance with Section 706(d) of the Code and the Treasury Regulations promulgated thereunder to take into account the Member’s varying Interest in the Company during the Company fiscal year.

ARTICLE VI

DISTRIBUTIONS

SECTION 6.1 Distributions of Available Cash Flow. To the extent Available Cash Flow is available, the Company will make a Distribution of cash from Available Cash Flow (a “Tax Distribution”) on each April 10, June 10, September 10 and January 10, in an aggregate amount equal to the taxable income of the Company from the beginning of such taxable year through the calendar quarter then ended plus the amount of any separately allocable items of income, gain, loss or deduction related to such period, multiplied by forty percent (40%), reduced by any prior Tax Distributions to the Members made in or allocable to the current taxable year (other than a Tax Distribution made in such year in respect of taxable income from a prior fiscal year). All other Distributions shall be made upon the approval of the Board of Managers. All Distributions shall be paid to the Members in accordance with their ownership of Units.

SECTION 6.2 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any federal, state or local tax law with respect to any payment or distribution to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes under this Agreement. The Board of Managers may allocate any such amounts among the Members in any manner that is in accordance with applicable law.

ARTICLE VII

DISSOLUTION OF THE COMPANY

SECTION 7.1 Dissolution of the Company. The Company shall be dissolved upon the happening of any of the following events, whichever shall first occur:

(a) upon the unanimous written consent of the Voting Members; or

(b) the expiration of the term of the Company as provided in Section 2.5 hereof.

SECTION 7.2 Winding Up and Liquidation.

(a) Upon the dissolution of the Company, its assets shall be sold and liquidated, and its affairs shall be wound up as soon as practicable thereafter by the Managers. Except as otherwise provided in Section 7.2(c), in winding up the Company and liquidating the assets thereof, the Managers, or other person so designated for such purpose, may arrange for the collection and disbursement to the Members of any future receipts from the Company property or other sums to which the Company may be entitled, or may sell the Company’s interest in the Company property to any person, including, but not limited to, persons related to any of the Members, on such terms and for such consideration as shall be consistent with obtaining the fair market value thereof.

(b) Upon the dissolution of the Company and after the Capital Accounts of the Members have been adjusted to reflect the allocations described in Article V with respect to all Company transactions and operations occurring prior to final liquidating Distributions, the assets, if any, of the Company available for distribution and any net proceeds from the liquidation of any such assets, shall be applied and distributed in the following manner or order, to the extent available:

(i) To the reasonable expenses incurred by the Company in connection with such winding up and liquidation;

(ii) To the payment of or provision for all debts, liabilities, and obligations of the Company to any person (including, but not limited to, Members who are creditors of the Company); and

(iii) to the Members in the amount of their positive Capital Accounts.

(c) Upon dissolution, a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant to a liquidation.

ARTICLE VIII

WITHDRAWAL OF MEMBERS AND TRANSFER OF UNITS

SECTION 8.1 Restriction on Transfer. No Member shall transfer or assign any of his, her or its Units at any time prior to the Company’s dissolution and liquidation without the unanimous written consent of the Voting Members. Notwithstanding the unanimous consent of the Voting Members to a proposed transfer, the transferee shall not be admitted to membership in the Company except upon compliance with the following sections of this Article VIII.

SECTION 8.2 Permitted Transfers. Subject to Section 8.3 hereof, the economic rights associated with the ownership of a Unit may be transferred as provided herein without obtaining the unanimous consent of the Voting Members. However, no such transferee shall be admitted to membership in the Company except upon compliance with the following sections of this Article VIII.

SECTION 8.3 Right of First Refusal. If either (a) the Voting Members unanimously consent to a proposed transfer in accordance with Section 8.1 or (b) the proposed transfer is to be made in accordance with Section 8.2, the Member (for the purposes of this Section 8.3, the “Transferor”) proposing to transfer or assign (including, but not limited to, for the purposes of this Section 8.3 a transfer as a result of a divorce, divorce settlement, or equitable distribution proceeding but excluding transfers by will or intestate succession) all or a portion of his, her or its Units to a third-party (for the purposes of this Section 8.3, the “Transferee”) may do so only in accordance with the following procedures:

(a) The Transferor shall deliver to the Company and each non-transferring Voting Member a written summary of all of the terms and conditions of the proposed transfer and the identity of the Transferee (the “Offer Summary”). The Company shall have an option to acquire all (but not less than all) of the Units described in the Offer Summary as being transferred at the same price and upon the same terms and conditions as are set forth in the Offer Summary. In the event the Company cannot with reasonable diligence determine the price proposed to be paid by such Transferee (including, but not limited to, circumstances in which the price is to be paid all or in part with property that does not have a readily determinable fair market value or because the transfer does not involve the payment of a purchase price), then the price at which the options granted under Sections 8.3(a) and 8.3(b) hereof may be exercised shall be determined in accordance with Section 8.7(b)(v) hereof. The Company shall exercise its option, if at all, by giving notice thereof to the Transferor and each non-transferring Voting Member within thirty (30) days of the date that the notice of the Offer Summary required by this subparagraph is given.

(b) If the Company does not exercise its option under subparagraph (a) to acquire the Units within the time required, the non-transferring Voting Members shall thereupon have an option to acquire the Units described in the Offer Summary as being transferred at the same price and upon the same terms and conditions as are set forth in the Offer Summary. This option permits each Voting Member to purchase a percentage of the Units offered determined by multiplying the Units by a fraction, the numerator of which is the number of Units held by each Voting Member who elects to exercise his, her or its option under this subparagraph (b) and the denominator of which is the total number of Units held by all Voting Members. A Voting Member shall exercise its, his or her option under this subparagraph (b), if at all, by giving notice thereof to the Transferor and each other Voting Member in writing within thirty (30) days of the date the Company’s option period described in subparagraph (a) terminates; provided that, in the event any other Voting Member declines to exercise all or part of his, her or its option under this subparagraph (b), the remaining Voting Members shall have an additional fifteen (15) days in which to alter or amend their notices in order to offer to purchase all or part of the declining Voting Member’s share. Further provided, that the option provided in this subsection (b) to the non-transferring Voting Members shall only be exercisable in the event that the Voting Members elect to purchase all of the Units described in the Offer Summary.

(c) If neither the Company nor the non-transferring Voting Members choose to exercise their respective options to acquire the Units within the time required, the Transferor may transfer or assign the Units to the Transferee in the manner and for the price specified in the Offer Summary; provided, that if the transfer or assignment is not completed within three (3) months of the expiration of the required option periods above, the Units shall not thereafter be transferred or assigned unless they are first offered in the manner required by the terms of this Article VIII.

(d) This Section 8.3 shall not apply to any transfers by Aab or Ganatra to their respective estates or any transfers by will or by law as a result of one of their deaths, but this Section 8.3 will apply to any subsequent transfers by their respective estates or their respective heirs.

SECTION 8.4 Substitute or Additional Member—Conditions to Fulfill. No transferee of one or more Units or additional Member shall have the right to become a Member in place of his, her or its transferor or otherwise unless all of the following conditions are satisfied:

(a) In the event of an assignment, a duly executed and acknowledged written instrument of assignment has been filed with the Company and sets forth that the assignee becomes a substitute Member in place of the assignor.

(b) The transferor and transferee or additional Members execute and acknowledge such other instruments as the Managers may deem necessary or desirable to effect such admission, including, but not limited to, the written acceptance and adoption by the assignee or additional Members of the provisions of this Agreement.

(c) The Voting Members (other than the transferring Member) shall have unanimously consented in writing to the admission of the transferee as a Member of the Company.

(d) If required, the transferee shall have provided the Company with the notice described in Section 6050K of the Code.

(e) Payment has been made to the Company of all costs and expenses of admitting any such transferee or additional Members to the Company.

SECTION 8.5 Further Transfer by Transferee. A transferee of one or more Units who does not become a Member and who desires to make a further transfer of such Units shall be subject to all the provisions of this Article VIII to the same extent and in the same manner as any Member desiring to make a transfer of such Member’s Units.

SECTION 8.6 Rights and Liabilities of and Restrictions on Transferee.

(a) No person shall be recognized as a transferee of any Unit if such Unit was transferred in violation of this Article VIII.

(b) The status of Units transferred to a transferee (i.e., voting or non-voting) shall not change as a result of any transfer and, subject to such transferee’s admission as a Member in the Company, the transferee shall have the same membership status (i.e., Voting Member or Non-Voting Member), as that held by the transferor thereof.

(c) No transferee of Units shall have the right to participate in the Company, inspect the books of account of the Company, or exercise any other right of a Member until admitted as a Member. Notwithstanding the failure of such transferee to be admitted as a Member, a transferee to one or more Units was transferred in accordance with this Article VIII shall be entitled to receive, with respect to the Units validly assigned to it, the allocations and distributive shares of Income, Losses, tax credits and Distributions otherwise pertaining thereto under this Agreement, and, upon demand, may receive copies of all reports thereafter delivered pursuant to the requirements of this Agreement; provided, the Company shall have first received notice of such transfer and all required consents thereto shall have been obtained and other conditions precedent to transfer thereof, as set forth herein or otherwise required by applicable law, shall have been satisfied. The Company’s tax returns may be prepared to reflect such transferees as Members for tax purposes.

SECTION 8.7 Effect of Withdrawal and Purchase Option.

(a) Effect of Withdrawal. A withdrawing Member shall not be entitled to receive payment from the Company of the value of his, her or its Units or otherwise with respect to his, her or its Interest unless the Board of Managers, in its sole discretion, approves the price and payment terms.

(b) Purchase Option.

(i) The Company (and/or any person or entity designated by it) shall have an option to purchase, at the price determined pursuant to subparagraph (iii) of this Section 8.7(b), all of the Units held by any Member (other than US LEC, Ganatra or Aab) who dies, is dissolved, is adjudicated to be incompetent, who voluntarily files for bankruptcy or is adjudicated as bankrupt, who is liquidated, for whom a receiver is appointed, who makes an assignment for the benefit of its creditors or who ceases to be employed by the Company for any or no reason, including, but not limited to, retirement, resignation or termination (with or without cause). The option granted to the Company under this Section 8.7(b) shall be exercisable for a period ending ninety (90) days after the Company’s receipt of written notice of any of the foregoing events. Such notice may be given by any Member or Manager with knowledge of such event.

(ii) The decision of whether to exercise any option accruing to the Company under this Section 8.7(b) (and whether to designate any purchaser other than the Company) shall be made by the vote of the Board of Managers (not including the selling Member if he, she or it is also a Manager) acting unanimously and in its sole discretion.

(iii) If the Company elects to exercise an option accruing to it pursuant to this Section 8.7(b), it shall do so by transmitting to the Member (or the legal representative of the Member) whose Units are the subject thereof, not later than the date of expiration of the applicable option period, a written notice setting forth (A) the name and address of each purchaser, (B) the number of Units to purchased by each purchaser, (C) the purchase price to be paid by each purchaser for such Units (as determined pursuant to subparagraph (v) of this Section 8.7(b)), and (D) the date (which shall be not later than thirty (30) days after the date of expiration of the option period) on which payment (in the manner provided in subparagraph (iv)) of the purchase price for said Units shall be made, The failure of the Company to exercise an option accrued pursuant to Section 8.7(b) shall not be deemed to constitute a waiver of the Company’s rights to exercise any other option that has previously accrued or may subsequently accrue pursuant to this Section 8.7(b) in respect of any Units as to which such option has not been exercised.

(iv) On the payment date fixed as provided in subsection (iii) hereof, the purchase price for the Units in respect of which an option accruing under this Section 8.7(b) has been exercised shall be paid on the terms hereinafter set forth (or as otherwise mutually agreed by the relevant parties). Except as provided below, each purchaser (whether the Company or a person or entity designated by it) shall pay twenty percent (20%) of the total purchase price to be paid for the Units to be purchased by such purchaser in cash and shall deliver in payment of the balance thereof a promissory note payable in four (4) equal installments each in the amount of twenty percent (20%) of the total purchase price, payable on the first, second, third and fourth anniversaries of the date of the initial cash payment. The note shall provide that the outstanding principal balance shall bear interest at the applicable federal rate as set forth in the Code for obligations of similar length. All accrued but unpaid interest shall be due and payable annually when principal payments are due.

(v) The purchase price to be paid for any Unit purchasable upon the exercise of an option accruing under this Section 8.7(b) shall, except as provided in Sections 3.6(b) and 3.6(c), be the book value thereof as determined by generally accepted accounting principles consistently applied based upon the last annual audit prior to the exercise of such option, provided, however, that any insurance proceeds received by the Company or to which it is entitled upon the life of a deceased Member shall be excluded in the determination of book value.

ARTICLE IX

BOOKS; DEPOSITORY ACCOUNTS; ACCOUNTING REPORTS;

ELECTIONS; TAX MATTERS

SECTION 9.1 Books of Account. At all times during the continuance of the Company, the Managers shall maintain or cause to be maintained true and full financial records and books of account showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs, including those sufficient to record the allocations and Distributions required by the provisions of this Agreement.

SECTION 9.2 Access to Records; Audit. The books of account, tax returns, reports, records, this Agreement, the Articles and all documents and other writings of the Company shall at all times be kept and maintained at the principal office of the Company, or at such other place or places as the Managers may determine. The annual financial statements of the Company shall not be required to be audited by a certified public accountant, unless a majority of the Board of Managers otherwise directs. The Managers shall have the right to keep confidential from Members, for such period of time as the Managers deem reasonable, any information which the Managers reasonably believe to be in the nature of trade secrets or other information the disclosure of which the Managers in good faith believe is not in the best interest of the Company.

SECTION 9.3 Depository Accounts and Investment of Funds. The Managers may open and maintain on behalf of the Company and in its name one or more depository accounts at such times and in such depositories as it shall determine, in which all monies received by or on behalf of the Company shall be deposited. All withdrawals shall be made, subject to the other terms and restrictions of this Agreement, upon the signature of such person or persons as the Board of Managers may from time to time designate in writing.

SECTION 9.4 Tax Returns. The Managers shall prepare or cause to be prepared at Company expense:

(a) Income tax returns for the Company and shall timely file them with the appropriate authorities;

(b) A notice of each Member’s share of the Company Income, Losses and tax credits for federal income tax purposes for each year and any other information concerning the Company and its business which is necessary or desirable for preparation by each Member of his, her or its federal and state income tax return.

SECTION 9.5 Accounting Methods; Periods; Elections. The Company shall keep its financial accounting records in accordance with generally accepted accounting principles. Unless otherwise provided in this Agreement, the determination of whether to utilize the cash or accrual method of accounting, whether to utilize accelerated cost recovery or another method of depreciation, and the selection among any other allowable, alternative accounting methods or principles shall be made by the Managers, or in the case of tax matters, by the Tax Matters Member. The Company’s annual financial accounting and tax accounting period shall be the calendar year, unless another accounting period is required by the Code. The Managers may cause the Company to make any election allowable to the Company under the Code, including, but not limited to, elections under Section 754 of the Code with respect to Company distributions described in Section 734 of the Code and with respect to transfers of Units described in Section 743 of the Code.

SECTION 9.6 Tax Matters Member; Adequate Disclosure: Consistency; Expenses. US LEC or such other person as may be designated by the Board of Managers shall act as the “Tax Matters Partner” as that term is defined in Section 6231 of the Code (referred to hereafter as the “Tax Matters Member”) and the Tax Matters Member shall have all powers and responsibilities provided in Code Section 6221 et seq.

The Company shall pay and be responsible for all reasonable third party costs and expenses incurred by the Tax Matters Member in performing these duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against the Member except to the extent such audit or proceeding relates to the Company in which case the Company shall reimburse such Member any reasonable third party costs and expenses incurred by such Member in connection with such audit or proceeding that relate solely to the Company.

ARTICLE X

MEETINGS OF MEMBERS AND MANAGERS

SECTION 10.1 Meetings of Members.

(a) An annual meeting of Voting Members shall be held during the month of April of each year after 1997 or at such other time as shall be determined by the Managers, for the purpose of electing the Board of Managers and for the transaction of such other business as may come before the meeting.

(b) Special meetings of the Members (Voting and or Non-Voting) for any purpose may be called by the Managers at any time and shall be called by the Managers upon receipt of a request in writing signed by the holders of 25% or more of the issued and outstanding Voting Units. Such request shall state the purpose of the proposed meeting and the matters proposed to be acted upon at the meeting. Such meeting shall be held at such place as may be designated by the Managers. A notice of any such meeting shall be given either personally or by mail, not less than ten (10) days nor more than sixty (60) days before the date of the meeting, to each Member at such Member’s address as specified in Section 12.6 below; provided that the notice shall state the time, place and purpose of the meeting; and provided, further that a Member may either before or after a meeting waive (by a written instrument filed with the Company’s records) the requirement that notice of a special meeting be given to him, her or it and a Member shall be deemed to have waived such notice requirement if he, she or it is present at the meeting by person or proxy (other than for the purpose of protesting the holding of the meeting); and provided, further that a Member may attend a meeting or waive any such notice by proxy provided that a copy of the written proxy is provided to the Company for inclusion in its records; and provided, further, that unless the special meeting is to be called with respect to a matter to be submitted for the approval of the Members (including the Non-Voting Members), the NonVoting Members shall not be entitled to receive notice of any special meeting of the Members.

(c) Unless otherwise provided herein with respect to a particular matter, the affirmative vote of the holders of fifty-one percent (51%) of the issued and outstanding Voting Units shall be required to approve any action required or permitted to be taken by the Members. In the event that any matter is submitted for the approval of the Members as a whole (including the Non-Voting Members), the affirmative vote of 51% of the holders of the issued and outstanding Units shall be required to approve such matter.

SECTION 10.2 Action By Written Consent. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the necessary Members entitled to vote and required to approve such action and delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records.

SECTION 10.3 Meetings of Managers. The Board of Managers shall have regular meetings not less often than quarterly. At each such meeting, the Chairman shall provide the Managers with a report on the status of the Company’s business in such detail and with respect to such matters as any Manager may request. The Company shall reimburse each Manager for his or her reasonable out-of-pocket travel expenses incurred in attendance at a meeting of the Board of Managers. Any action of the Managers may be taken without a meeting upon the unanimous written consent of the Managers. Manager meetings may be held by any form of communication that allows all Managers to hear and be heard by all other Managers.

ARTICLE XI

NONCOMPETITION AND CONFIDENTIALITY

SECTION 11.1 Covenant Not to Compete. Each Member agrees that it is in the best interests of the Company that they each agree (other than US LEC, Aab and Ganatra) not to compete with the Company on the terms set forth in this Article XI and, without the agreement of each Member to comply with this Article, the other Members would not have entered into this Agreement or acquired interests in the Company. Each Member further recognizes and agrees that the nature of the business of the Company is such that it will extend throughout the State of Virginia (the “Territory”). In consideration of the foregoing, each Member hereby covenants and agrees as follows:

(a) Period of Covenant. The term of the noncompetition covenant shall commence on the date hereof and shall continue with respect to each Member so long as such Member owns any Units in the Company and for one (1) year thereafter. The foregoing period is hereinafter referred to as the “Noncompetition Period.”

(b) Nature and Scope of Covenant. Except as otherwise set forth in this Article XI, each Member (other than US LEC, Aab and Ganatra) covenants and agrees not to carry on or engage in, directly or indirectly, on its, his or her own behalf or by or through any other person or entity, any business or other activity in competition with the business of the Company during the Noncompetition Period anywhere in the Territory. Without limiting the generality of the foregoing, each Member (other than US LEC, Aab and Ganatra) covenants and agrees that during the Noncompetition Period he or she will not, directly or indirectly, anywhere in the Territory:

(i) Own any interest in, manage or serve as an employee of or consultant, business advisor or independent contractor for any person or entity which is engaged in a business in competition with the business;

(ii) solicit business similar to the Company’s business from any customer that has done business with, or potential customers that have been in contact with, the Company prior to the date hereof;

(iii) request, induce or attempt to influence any supplier of goods or services to curtail or cancel any business it transacts with the Company; or

(iv) request, induce or attempt to influence any employee to terminate his or her employment with the Company.

Nothing contained herein shall prevent any Member from (1) acquiring a passive equity interest of less than ten percent (10%) in a competitor of the Company whose shares are listed on a national security exchange or regularly quoted in the over-the-counter market, (2) performing the duties and obligations required of him or her as a Manager and an employee of the Company, if applicable (3) the service by Aab or Ganatra as a Director, officer, employee or agent of ACC Corp. or (4) the service by Aab and Ganatra as principals, directors, shareholders, officers and employees of US LEC and any of its Affiliates.

It is further agreed that, if any portion of such restrictive covenant is held to be unreasonable, arbitrary or against public policy, then such covenant shall be considered divisible both as to time and geographic area, with each year being deemed a separate period of time and each county within the State of Virginia in which the Company may hereafter operate being deemed a separate geographic area, it being the intention of the parties that a lesser period of time or geographic area shall be enforced so long as the same is not unreasonable, arbitrary or against public policy. The parties agree that, in the event any court of competent jurisdiction determines that a specified time period or a specified geographic area is unreasonable, arbitrary or against public policy, a lesser time period or geographic area which is determined to be reasonable, nonarbitrary and not against public policy may be enforced against a Member.

SECTION 11.2 Trade Secrets. No Member (other than US LEC, Aab or Ganatra) shall at any time or in any manner, either directly or indirectly, use or divulge, disclose or communicate to any person, firm, corporation or other entity in any manner whatsoever any information concerning any matter affecting or relating to the Company, including, without limitation, customers, vendors, prices, manner of operation, services, contractual arrangements, plans, or data without regard to whether all or any of the foregoing matters will be deemed confidential, material or important, the parties hereto stipulating that as between them the same are important and confidential and gravely affect the effective and successful conduct of the business by the Company and its goodwill; provided, however, that no Member shall be under any obligation to maintain in confidence information to the extent that the information: (a) Is in the public domain or hereafter becomes generally known or available through no action or omission on the part of such Member; (b) is furnished to others by the Company without restriction on disclosure; (c) becomes known to the Member from a source other than the Company, without a breach of any agreement with the Company and without any restriction on disclosure; (d) is required to be disclosed by judicial action, provided, however, that prompt notice of said judicial action shall have been given to the Company and all reasonable legal remedies available to such Member to maintain the information in confidence shall have been exhausted; (e) is disclosed after written approval for the disclosure has been given by the Company or (f) is disclosed in the ordinary course of the Company’s business and in furtherance of its business activities.

SECTION 11.3 Enforcement and Remedies.

(a) Each Member further covenants, agrees, and recognizes that because the breach or threatened breach of the covenants, or any of them, contained in Sections 11.1 and 11.2 will result in immediate and irreparable injury to the Company, the Company shall be entitled to an injunction restraining such Member or any of its, his or her affiliates from any violation of Sections 11.1 and 11.2 to the fullest extent allowed by law.

(b) Each Member further covenants, agrees and recognizes that in the event of a violation of any of its, his or her covenants and agreements contained in Sections 11.1 and 11.2 hereof, the Company shall be entitled to an accounting of all profits, compensation, commissions, remunerations or benefits which such Member directly or indirectly has realized as a result of, growing out of or in connection with any such violation and shall be entitled to receive all such other amounts to which the Company would be entitled as damages under law or at equity.

(c) Nothing herein shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies that may be available to it for any such breach or threatened breach.

SECTION 11.4 Construction. Each Member hereby expressly acknowledges and agrees as follows:

(a) That the covenants set forth in Sections 11.1 and 11.2 above are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of the Company; and

(b) that each of the covenants set forth in Sections 11.1 and 11.2 and the subdivisions thereof is separately and independently given, and each such covenant is intended to be enforceable separately and independently of the other such covenants, including, without limitation, enforcement by injunction;

provided, however, that the invalidity or unenforceability of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect. In the event that any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Agreement or the enforcement of such provision in other circumstances, and, in accordance with the last paragraph of Section 11.1 hereof and to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

ARTICLE XII

MISCELLANEOUS PROVISIONS

SECTION 12.1 Waiver of Provisions. The waiver of compliance at any time with respect to any of the provisions, terms, or conditions of this Agreement shall not be considered a waiver of such provision, term, or condition itself or of any of the other provisions, terms, or conditions hereof or bar its enforcement at any time thereafter. In addition, the waiver by the Company of a breach of any provision of this Agreement by a Member must be in writing and signed by all of the Voting Members, and shall not operate or be construed as a waiver of any subsequent breach by such Member.

SECTION 12.2 Interpretation and Construction. This Agreement contains the entire agreement among the Members and any modification or amendment thereto must be in writing signed by each of the Voting Members. Where the context so requires, the masculine shall include the feminine and the neuter and the singular shall include the plural. The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit, or expand the scope or intent of this Agreement or any provision hereof. Unless otherwise specified, the references to Section and Article in this Agreement are to the Sections and Articles of this Agreement.

SECTION 12.3 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties hereto hereby submit to the nonexclusive jurisdiction of the state courts of the State of North Carolina for the adjudication of any matter arising with respect to this Agreement, except for matters made subject to arbitration by this Agreement, in which case the parties agree to the non-exclusive jurisdiction of the state courts of North Carolina for the enforcement of any arbitral award.

SECTION 12.4 Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach or (b) compelling the performance of any obligation which, if not performed, would constitute a breach.

SECTION 12.5 Binding on Successors. The terms, conditions, and provisions of this Agreement shall inure to the benefit of, and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal and legal representatives, and permitted assigns.

SECTION 12.6 Notices and Delivery.

(a) To Members. Any notice to be given hereunder at any time to any Member or Manager, or any documents, reports, or returns required by this Agreement to be delivered to any Member or Manager, shall be given either (i) by hand delivery with a written confirmation of receipt of delivery or (ii) by registered or certified mail, return receipt requested, postage prepaid, in each case to such Member at the address set forth on Exhibit A or such other address as he, she or it shall by notice to the Company and the other Members have designated as his, her or its address for the mailing of all notices hereunder. Any notice, or any document, report, or return so delivered or mailed shall be deemed to have been given or delivered to such Member at the time it is delivered or mailed, as the case may be.

(b) To the Company. Any notice to be given to the Company hereunder shall be mailed to the Company, by registered or certified mail, postage prepaid, addressed to the Company at the following address: US LEC of Virginia L.L.C., 212 South Tryon Street, Suite 1540, Charlotte, NC 28281, Attention: President, or to such other address as the Company shall by notice to the Members designate as its address for the mailing of all notices hereunder with a copy sent to each Member in the manner provided in subsection (a) and with a copy to Moore & Van Allen, PLLC, NationsBank Corporate Center, 100 North Tryon Street, Floor 47, Charlotte, North Carolina 28202-4003, Attention: Aaron D. Cowell, Jr. given in the same manner as it is to be given to the Company hereunder. Any notice so mailed shall be deemed to have been given to the Company at the time it is mailed.

SECTION 12.7 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, and the several counterparts taken together shall constitute one and the same document. The signature of a party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

SECTION 12.8 Statutory Provisions. Any statutory or regulatory reference in this Agreement shall include a reference to any successor to such statute or regulation and/or revision thereof.

SECTION 12.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

SECTION 12.10 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

SECTION 12.11 Determination of Matters Not Provided For In This Agreement. The Board of Managers shall decide any questions arising with respect to the Company or this Agreement which are not specifically or expressly provided for in this Agreement.

SECTION 12.12 Further Assurances. The Members each agree to cooperate, and to execute and deliver in a timely fashion any and all additional documents necessary to effectuate the purposes of the Company and this Agreement.

[The Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Operating Agreement as of the day and year first written above.

US LEC:

US LEC L.L.C., a Delaware limited liability company

By:	/s/ Richard T. Aab
Richard T. Aab
Chairman

ATTEST:

/s/ Tansukh V. Ganatra
Tansukh V. Ganatra
Secretary

AAB:

/s/ Richard T.Aab
Richard T.Aab

GANATRA:

/s/ Tansukh V. Ganatra
Tansukh V. Ganatra

STATE OF North Carolina

COUNTY OF Mecklenbury

I,    a Notary Public of the County and State aforesaid, certify that TANSUKH V. GANATRA personally came before me this day and acknowledged that he is Secretary of US LEC L.L.C., a Delaware limited liability company, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its Chairman and attested by himself as its Secretary.

Witness my hand and notarial seal this 25th day of Feb 1997.

Notary Public

My Commission Expires:

9/24/2001

STATE OF North Carolina

COUNTY OF Mecklenbury

I,       a Notary Public of the aforesaid County and State, do hereby certify that RICHARD T. AAB personally appeared before me this day and acknowledged the execution of the foregoing instrument.

Witness my hand and notarial seal this 25th day of Feb 1997.

Notary Public

My Commission Expires:

9/24/2001

STATE OF North Carolina

COUNTY OF Mecklenbury

I,       a Notary Public of the aforesaid County and State, do hereby certify that TANSUKH V. GANATRA personally appeared before me this day and acknowledged the execution of the foregoing instrument.

Witness my hand and notarial seal this 25th day of Feb, 1997.

Notary Public

My Commission Expires:

9/24/2001

Signature Page to the Operating Agreement of

US LEC of Virginia L.L.C.

The undersigned hereby:

1. Adopts and agrees to be bound by the Operating Agreement entered into as of February 6, 1997 (the “Operating Agreement”) of US LEC of Virginia L.L.C., a Delaware limited liability company (the “Company”), as it may hereafter be amended from time to time in accordance with its terms.

2. Acknowledges receipt and review of a copy of the Operating Agreement and of the Articles of Organization of the Company.

3. Directs that the address shown below is an address to which any notices under the Operating Agreement may be sent to the undersigned.

The undersigned has executed this Signature Page to the Operating Agreement as of January     , 1998 and agrees that its admission to the Company as a Voting Member shall be effective as of January 1, 1998.

US LEC Corp., a Delaware corporation

By:	/s/ Tansukh V. Ganatra
Tansukh V. Ganatra, President

Address:	212 South Tryon Street
Suite 1540
Charlotte, NC 28281
FEIN:

Accepted:

US LEC of Virginia L.L.C.:

By:	/s/ Tansukh V. Ganatra
Printed Name: Tansukh V. Ganatra
Title:	President and COO

EXHIBIT A

TO

OPERATING AGREEMENT

OF

US LEC OF VIRGINIA L.L.C.

Members and Addresses	Number of Units	Type of Units
US LEC Corp.	10,000	Voting
401 N. Tryon Street, Suite 1000 TransAmerica Square Charlotte, North Carolina 28202